Exhibit 5.1

August 27, 2015

GeoVax Labs, Inc.

1900 Lake Park Drive

Suite 380

Smyrna, Georgia 30080

RE:     Registration Statement on Form S-1, as amended

Filed August 27, 2015

Ladies and Gentlemen:

We have acted as counsel to GeoVax Labs, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s above-referenced registration statement on Form S-1, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to up to 4,460,094 shares (the “Shares”) of common stock, $0.001 par value, of the Company (“Common Stock”) that may be sold from time to time by the selling stockholders named in the Registration Statement. The Shares underly Series C convertible preferred stock (“Series C Preferred Stock”), par value $0.01 per share. This opinion is delivered to you pursuant to Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K of the Commission.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the registration of the Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed.  In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

GeoVax Labs, Inc.

August 27, 2015

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that with respect to the Shares when issued and delivered by the Company in the manner contemplated by the Registration Statement upon the conversion of the Series C Preferred Stock, in accordance with the terms of the Series C Preferred Stock, will be validly issued, fully paid and nonassessable.

This opinion is limited to the Delaware General Corporation Law, as currently in effect as of the date of this opinion.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, LLP WOMBLE CARLYLE SANDRIDGE & RICE A Limited Liability Partnership